EXHIBIT 99.14
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The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This joint announcement is for informational purposes only and does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the mandatory general offers or otherwise. This announcement also does not constitute a Solicitation/Recommendation Statement under the rules and regulations of the SEC. In connection with the Offers described in this announcement, the Offeror has filed a Tender Offer Statement on Schedule TO and transaction statement on
Schedule 13E-3 (the "joint Schedule TO/13E-3"), as amended, and AsiaSat has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), as amended, with the SEC. Persons that hold AsiaSat Shares in the United States or American Depositary Receipts wherever located are urged to read carefully the joint Schedule TO/13E-3 filed by the Offeror and the Schedule 14D-9 filed by AsiaSat, as well as any other documents filed therewith and any amendments or supplements thereto because these documents contain important information relating to the Offers. You may obtain a free copy of the documents noted above and other documents filed by the Offeror or AsiaSat with the SEC at the SEC's web site at www.sec.gov, as well as on AsiaSat's website at www.asiasat.com.

Statements in this joint announcement are forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. The Reform Act provides a "safe harbour" for certain forward-looking statements so long as this information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words "estimate", "plan", "project", "anticipate", "expect", "intend", "outlook", and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties which are more specifically set forth in AsiaSat's Annual Report on Form 20-F for the year ended 31 December 2006 on file with the SEC. These risks and uncertainties include but are not limited to (1) risks associated with technology, including delayed launches, launch failures and in-orbit failures,
(2) regulatory risks, and (3) litigation and market risks. The foregoing list of important factors is not exclusive. Furthermore, AsiaSat operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond AsiaSat's control.


To the extent the Offers referred to in this announcement were made into the United States, they were made directly by the Offeror. References in this announcement to offers being made by Morgan Stanley on behalf of the Offeror should be construed accordingly.




                                                        [AsiaSat Logo]

      ASIACO ACQUISITION LTD.                  ASIA SATELLITE TELECOMMUNICATIONS
(Incorporated in the British Virgin                    HOLDINGS LIMITED
Islands with limited liability with                  [Chinese Characters]
    registered number 1373477)                   (Incorporated in Bermuda with
                                                      limited liability)
                                                      (STOCK CODE: 1135)

                               JOINT ANNOUNCEMENT

                   UNCONDITIONAL MANDATORY GENERAL OFFERS FOR
               ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED
                   BY MORGAN STANLEY ASIA LIMITED ON BEHALF OF
                             ASIACO ACQUISITION LTD.


                      CLOSE OF THE MANDATORY GENERAL OFFERS
                            AND LEVEL OF ACCEPTANCES


                  FINANCIAL ADVISER TO ASIACO ACQUISITION LTD.
                                 MORGAN STANLEY

       INDEPENDENT FINANCIAL ADVISER TO THE INDEPENDENT BOARD COMMITTEE OF
               ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED
                       CLSA EQUITY CAPITAL MARKETS LIMITED
                                   [CLSA Logo]

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CLOSE OF THE OFFERS

The Share Offer and Option Offer closed at 4.00 p.m. on Tuesday, 26 June 2007 (Hong Kong time). The US Share Offer closed at 4.00 a.m. on Tuesday, 26 June 2007 (New York time).

LEVEL OF ACCEPTANCES

As at 4.00 p.m. on 26 June 2007 (Hong Kong time), being the latest time for receiving acceptances under the Offers, the Offeror had received valid acceptances under the Share Offer and the US Share Offer in respect of 22,269,695 AsiaSat Shares, representing approximately 18.21% of the AsiaSat Shares under the Share Offer and the US Share Offer and approximately 5.69% of AsiaSat's entire issued share capital.

Prior to the Offers, the Offeror held no AsiaSat Shares, although Bowenvale, a person presumed under the Takeovers Code to be acting in concert with the Offeror, beneficially owned in aggregate 268,905,000 AsiaSat Shares, representing approximately 68.74% of AsiaSat's issued share capital.

Taking into account the valid acceptances tendered under the Share Offer and US Share Offer, the Offeror and persons acting in concert with it are interested in 291,174,695 AsiaSat Shares, representing approximately 74.43% of AsiaSat's entire issued share capital as at the date of this announcement.

Valid acceptances in respect of 3,563,500 Options under the Option Offer have also been received, representing approximately 93.20% of the Options granted under the Share Option Scheme.

ASIASAT SHAREHOLDERS, ADS HOLDERS, OPTIONHOLDERS AND/OR POTENTIAL INVESTORS IN ASIASAT ARE ADVISED TO EXERCISE CAUTION WHEN DEALING IN ASIASAT SHARES, ADSS AND/OR OPTIONS.
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Reference is made to the Offer Documents despatched to AsiaSat Shareholders, ADS
Holders and Optionholders on 25 May 2007 containing, among other things, details of the Offers. Terms defined in the Offer Documents shall have the same meanings when used in this announcement unless the context otherwise requires.

CLOSE OF THE OFFERS

The Share Offer and Option Offer closed at 4.00 p.m. on Tuesday, 26 June 2007 (Hong Kong time). The US Share Offer closed at 4.00 a.m. on Tuesday, 26 June 2007 (New York time). The Offers will not be extended.

LEVEL OF ACCEPTANCES

THE SHARE OFFER
As at 4.00 p.m. on 26 June 2007 (Hong Kong time), being the latest time for receiving acceptances under the Share Offer, the Offeror had received valid acceptances under the Share Offer in respect of 19,345,825 AsiaSat Shares, representing approximately 17.10% of the AsiaSat Shares under the Share Offer and approximately 4.95% of AsiaSat's entire issued share capital.

THE US SHARE OFFER
As at 4.00 a.m. on 26 June 2007 (New York time), being the latest time for receiving acceptances under the US Share Offer, the Offeror had received valid acceptances under the US Share Offer in respect of 2,923,870 AsiaSat Shares, representing approximately 31.82% of the AsiaSat Shares under the US Share Offer (including AsiaSat Shares underlying ADSs) and approximately 0.75% of AsiaSat's entire issued share capital.


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



THE OPTION OFFER
As at 4.00 p.m. on 26 June 2007 (Hong Kong time), being the latest time for receiving acceptances under the Option Offer, the Offeror had received valid acceptances in respect of 3,563,500 Options under the Option Offer, representing approximately 93.20% of the Options granted under the Share Option Scheme.

THE OFFEROR'S INTERESTS IN ASIASAT SHARES FOLLOWING CLOSING OF THE SHARE OFFER AND THE US SHARE OFFER
Prior to the Offers, the Offeror held no AsiaSat Shares, although Bowenvale, a person presumed under the Takeovers Code to be acting in concert with the Offeror, beneficially owned in aggregate 268,905,000 AsiaSat Shares, representing approximately 68.74% of AsiaSat's issued share capital. No AsiaSat Shares have been acquired or agreed to be acquired during the Offer Period by the Offeror or any persons acting in concert with the Offeror otherwise than pursuant to the Offers.

Taking into account the valid acceptances tendered under the Share Offer and US Share Offer, the Offeror and persons acting in concert with it are interested in 291,174,695 AsiaSat Shares, representing approximately 74.43% of AsiaSat's entire issued share capital as at the date of this announcement.

PUBLIC FLOAT
Following the close of the Offers, approximately 25.57% of the AsiaSat Shares are held by the public. If necessary to maintain the Minimum Public Float, the Offeror expects that the Company will issue additional AsiaSat Shares or the Offeror or its affiliates will sell AsiaSat Shares so that at least 25% of the issued AsiaSat Shares are held by the public.

US FILINGS
Pursuant to Schedule TO under the US Securities Exchange Act of 1934, the Company, the Offeror and their affiliates will file an amendment to the joint Schedule TO/ Schedule 13E-3 filed with the SEC on 25 May 2007, as amended by Amendment No. 1 on 14 June 2007, and Amendment No. 2 to be filed on or around 26 June 2007 which will report the final results of the Offers. You may obtain a free copy of the joint Schedule TO/13E-3, any amendments or supplements thereto and other documents filed by the Offeror or AsiaSat with the SEC at the SEC's web site at www.sec.gov, as well as on AsiaSat's website at www.asiasat.com.

If the number of holders of AsiaSat Shares resident in the United States falls below 300 or AsiaSat otherwise becomes eligible for de-registration under the Exchange Act, CITIC Group and GECC intend to cause the Company to file with the SEC to request that the Company's reporting obligations under the Exchange Act be terminated or suspended. In due course it is expected that the maintenance of the ADS listing on the NYSE will be re-examined by AsiaSat and the Board, the outcome of which may be to terminate such listing.

ASIASAT SHAREHOLDERS, ADS HOLDERS, OPTIONHOLDERS AND/OR POTENTIAL INVESTORS IN ASIASAT ARE ADVISED TO EXERCISE CAUTION WHEN DEALING IN ASIASAT SHARES, ADSS AND/OR OPTIONS.

A copy of this announcement is available on the Stock Exchange website at www.hkex.com.hk under "Latest Listed Companies Information", as well as on AsiaSat's website at www.asiasat.com.


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



 By order of the board of directors           By order of the Board
                                        ASIA SATELLITE TELECOMMUNICATIONS
       ASIACO ACQUISITION LTD.                  HOLDINGS LIMITED
Mi Zeng Xin and Ronald J. Herman, Jr.             Peter Jackson
              Directors                      Chief Executive Officer

Hong Kong, 26 June 2007

As at the date of this announcement, the board of directors of the Offeror comprises Mi Zeng Xin, Ronald J. Herman, Jr., Ju Wei Min, Ko Fai Wong, Nancy Ku and Mark Chen.

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the AsiaSat Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the AsiaSat Group) have been arrived at after due and careful consideration and there are no facts (other than those relating to the AsiaSat Group) not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the AsiaSat Board comprises Peter Jackson and William Wade as executive directors, Mi Zeng Xin, Ding Yu Cheng, Ronald J. Herman, Jr., John F. Connelly, Mark Chen, Nancy Ku, Ju Wei Min and Ko Fai Wong as non-executive directors, and Chen Kwan Yiu Edward, Sze Tsai To Robert and James Watkins as independent non-executive directors.

The directors of AsiaSat jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (in relation to the information relating to the AsiaSat Group only) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (in relation to the information relating to the AsiaSat Group only) have been arrived at after due and careful consideration and there are no facts (in relation to the information relating to the AsiaSat Group only) not contained in this announcement, the omission of which would make any statements in this announcement misleading.








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